Exhibit 10.4

CREDIT AGREEMENT

(Second Lien)

dated as of

12 June 2012

between

ELIZABETH ARDEN, INC.

and

JPMORGAN CHASE BANK, N.A.

TABLE OF CONTENTS, Page i

TABLE OF CONTENTS, Page ii

List of Exhibits and Schedules

Exhibits

A	Form of Note
B	Form of Security Agreement

Schedules

4.06	Subsidiaries

LIST OF EXHIBITS AND SCHEDULES, Solo Page

CREDIT AGREEMENT

(Second Lien)

THIS CREDIT AGREEMENT (Second Lien) is dated as of June 12, 2012 between ELIZABETH ARDEN, INC. a Florida corporation (the “Borrower”) and JPMORGAN CHASE BANK, N.A. (the “Bank”).

The parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Accounts” means all accounts (as such term is defined in the Uniform Commercial Code in effect in the State of New York (as the same may be amended or modified from time to time), whether now owned or hereafter acquired by the Borrower.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented, extended or otherwise modified from time to time.

“Applicable Lending Office” means (i) in the case of its Base Rate Borrowing, the Bank’s Domestic Lending Office and, (ii) in the case of LIBOR Borrowings, the Bank’s LIBOR Lending Office.

“Bank” has the meaning set forth in the introductory paragraph to this Agreement.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day, (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day, or (iii) the sum of 1% plus the Base CD Rate for such day. For purposes of this Agreement, any change in the Base Rate due to a change in the Prime Rate, Federal Funds Rate or the Base CD Rate shall be effective on the effective date of such change in the Prime Rate, Federal Funds Rate or the Base CD Rate, respectively. If for any reason the Bank shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Rate or Base CD Rate, or both, for any reason, including the inability or failure of the Bank to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (ii) or (iii), or both, as appropriate, until the circumstances giving rise to such inability no longer exist. As used in this definition, the following terms have the following meanings:

“Assessment Rate” shall mean the annual assessment rate (net of refunds and rounded upwards, if necessary, to the next 1/16 of 1%) estimated by the Bank (in good faith, but in no event in excess of statutory or regulatory maximums) to be payable by the Bank to the Federal Deposit Insurance Corporation (or any successor) for insurance by such corporation (or such successor) of time deposits made in Dollars at the Bank’s domestic offices during the current calendar year.

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“Base CD Rate” shall mean the sum of (a) the product of (i) the Three–Month Secondary CD Rate and (ii) Statutory Reserves and (b) the Assessment Rate.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Bank or its successor financial institution, at its principal office as its prime rate in effect at such time. Without notice to the Borrower or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which said prime rate shall fluctuate, with each such change to be effective as of the date of each change in such prime rate. THE PRIME RATE IS A REFERENCE RATE AND DOES NOT NECESSARILY REPRESENT THE LOWEST OR BEST RATE ACTUALLY CHARGED BY THE BANK OR SUCH SUCCESSOR FINANCIAL INSTITUTION TO ANY OF ITS CUSTOMERS. THE BANK OR ANY SUCH SUCCESSOR FINANCIAL INSTITUTION MAY MAKE COMMERCIAL LOANS OR OTHER LOANS AT RATES OF INTEREST AT, ABOVE AND BELOW THE PRIME RATE.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including without limitation, any marginal, special, emergency or supplemental reserves) expressed as a decimal, established by the Board of Governors of the Federal Reserve System of the United States or any banking authority to which the Bank is subject with respect to the Base CD Rate for new negotiable non–personal time deposits in Dollars of over $100,000 with maturities approximately equal to three months. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

“Three–Month Secondary CD Rate” shall mean, for any day, the secondary market rate for three–month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Domestic Business Day, the next preceding Domestic Business Day) by the Board of Governors of the Federal Reserve System of the United States through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of such Board of Governors, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Domestic Business Day, the average of the secondary market quotations for three–month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m. on such day (or, if such day shall not be a Domestic Business Day, on the next preceding Domestic Business Day) by the Bank from three New York City negotiable certificate of deposit dealers of recognized standing selected by Bank.

“Base Rate Borrowing” means any portion of the Loan subject to the Base Rate.

“Borrower” means Elizabeth Arden, Inc., a Florida corporation.

“Borrowing” has the meaning set forth in Section 1.03.

“Collateral” shall have the meaning as set forth in the Security Agreement.

“Commitment” means the obligation of the Bank to make an advances of funds to the Borrower hereunder in the aggregate principal amount not to exceed $30,000,000.

CREDIT AGREEMENT (Second Lien), Page 2

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” and the sign “$” mean lawful money of the United States.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial bank in New York, New York are authorized or required by law to close.

“Domestic Lending Office” means the office of the Bank located at its address set forth in Section 8.01 or such other office as the Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Election Date” has the meaning set forth in Section 2.05(b).

“Event of Default” shall have the meaning as set forth in Section 6.01.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Bank on such day on such transactions as determined by the Bank.

“Financing Transactions” means the execution and delivery of the Loan Documents and the performance of the transactions contemplated by the Loan Documents, including the borrowing of the Loan.

“Foreign Subsidiary” means any Subsidiary of the Borrower formed under the laws of any jurisdiction other than the United States, its territories or any political subdivision thereof substantially all of the assets of which are located outside the United States or that conducts substantially all of its business outside of the United States.

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision or any court or governmental agency, authority, instrumentality or regulatory body.

“Indenture” shall mean the Indenture dated as of January 21, 2011 among the Borrower and U.S. Bank National Association, as trustee, relating to the 7.375% Senior Note due 2021 in a principal amount

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equal to $250,000,000. To the extent that any terms defined in an Indenture are incorporated herein as therein defined, such definitions shall be incorporated herein as set forth in such Indenture on the Effective Date, without giving effect to any amendment or other modification thereto unless modified for purposes of such incorporation, with the consent of the Bank.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of June 12, 2012 among Bank of America, N.A., as collateral agent under the terms of the Revolving Credit Agreement, JPMorgan Chase Bank, N.A., as administrative agent under the Revolving Credit Agreement the Bank and the Borrower, as the same may be amended or otherwise modified from time to time.

“Interest Period” means with respect to each LIBOR Borrowing, the period commencing on the date specified in the applicable Notice of Borrowing or Notice of Interest Rate Election and ending one, two, three or six months thereafter (or nine or twelve months, if acceptable to the Bank), as the Borrower may elect in such Notice of Borrowing or Notice of Interest Rate Election; provided that:

(a) any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day;

(b) any Interest Period which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last LIBOR Business Day of a calendar month; and

(c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

“Inventory” means all inventory (as such term is defined in the Uniform Commercial Code in effect in the State of New York (as the same may be amended or modified from time to time)), whether now owned or hereafter acquired.

“LIBOR Base Rate” means with respect to each Interest Period for a LIBOR Borrowing, the rate appearing on British Bankers Association Page 3750 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, three LIBOR Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such LIBOR Borrowing and Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, three LIBOR Business Days prior to the commencement of such Interest Period. The Bank shall give notice to the Borrower of the LIBOR Rate as determined for each LIBOR Borrowing and such notice shall be conclusive and binding, absent manifest error.

“LIBOR Borrowing” means any portion of the Loan subject to a LIBOR Base Rate.

“LIBOR Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

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“LIBOR Lending Office” means the Bank’s office, branch or Affiliate identified as its LIBOR Lending Office by notice to the Borrower.

“LIBOR Rate” means with respect to each day during each Interest Period pertaining to a LIBOR Borrowing, a rate per annum determined for such day in accordance with the following formula (rounded upward, if necessary, to the nearest 1/32nd of 1%):

LIBOR Base Rate
1.00 - LIBOR Reserve Requirements

“LIBOR Reserve Requirements” means, for any day as applied to a LIBOR Borrowing, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of the “Federal Reserve System” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Borrowings is determined or any category of extensions of credit or other assets which includes loans by a non–United States office of any bank to United States residents).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means the advance made under Article 2 of this Agreement.

“Loan Documents” means this Agreement, the Security Agreement, the Note and any other agreement entered into by the Borrower with the Bank under the terms of or pursuant to this Agreement and each other instrument, agreement, certificate or other documentation referred to herein or contemplated hereby, as the same may be amended or otherwise modified from time to time.

“Margin Stock” has the meaning given to such term under Regulation U.

“Material Adverse Effect” means (i) a materially adverse effect on the business, operations or financial condition of the Borrower and its Subsidiaries considered as a whole, (ii) material impairment of the ability of the Borrower or any Subsidiary to perform any of its obligations under the Loan Document to which it is or will be a party, or (iii) material impairment of the rights of or benefits available to the Bank under the Loan Document. A delisting, or a suspension of trading, of the common stock issued by the Borrower from the New York Stock Exchange or the NASDAQ shall not constitute a Material Adverse Effect in and of itself provided that the inclusion of this sentence in this definition shall not prevent the Bank from asserting that a Material Adverse Effect shall have occurred based on an event or circumstance that resulted in such delisting or suspension.

“Material Debt” means indebtedness (other than the Note) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount equal to or exceeding $10,000,000.

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“Note” means a promissory note of the Borrower substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loan.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.05.

“Obligations” means all obligations, indebtedness, and liabilities of the Borrower or any Subsidiaries, or any one of them, to the Bank arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower or any Subsidiaries to repay the Loan, interest on the Loan and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the Loan Documents.

“Parent” means, with respect to the Bank, any Person controlling the Bank.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Revolving Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of January 21, 2011 among the Borrower, JPMorgan Chase Bank, N.A., as agent and the other agents and banks party thereto, as the same exists on the date hereof and as amended by that certain First Amendment to Third Amended and Restated Credit Agreement dated as of the Effective Date but without giving effect to any other amendment, supplement or other modification thereof (unless such amendment, supplement or other modification is agreed to by the Bank) and without giving effect to any termination, cancellation, repayment, discharge or replacement thereof.

“Security Agreement” means that certain Security Agreement in substantially the form attached hereto as Exhibit B between the Bank and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” means any corporation or other entity now existing or hereafter formed of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Termination Date” means the second anniversary of the date the Loan is funded.

“Type” has the meaning set forth in Section 1.03.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made,

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and all financial statements required to be delivered hereunder shall be prepared in accordance with United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Bank prior to the Effective Date.

Section 1.03. Types of Borrowings. The term “Borrowing” means any portion of the Loan accruing interest based on the type of interest rate applicable thereto and therefore Borrowings hereunder are distinguished by “Type”. The Type of a Borrowing refers to whether such Borrowing is a Base Rate Borrowing or a LIBOR Borrowing.

ARTICLE II.

The Loan

Section 2.01. Commitments to Lend. From the period from the Effective Date to and including July 1, 2012, the Bank agrees, on the terms and conditions set forth in this Agreement, to make a single advance to the Borrower in an amount not to exceed the Commitment. The Loan shall be made in Dollars.

Section 2.02. Notice of Initial Borrowings. Borrower shall give the Bank written notice (“Notice of Borrowing”) not later than 11:00 a.m. (New York, New York time) on (a) the date of the Loan if the Loan will be comprised of only a Base Rate Borrowing or (b) three (3) LIBOR Business Days before the date of the Loan if any portion of the Loan will be comprised of LIBOR Borrowings, specifying:

(A) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a LIBOR Business Day in the case of a LIBOR Borrowing;

(B) the aggregate amount of the Loan;

(C) whether the Borrowings comprising the Loan are to be Base Rate Borrowings or LIBOR Borrowings or any combination thereof; and

(D) in the case of a LIBOR Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. Funding of Loan. Not later than 1:00 p.m. (New York City time) on the date of the Loan, the Bank shall make the Loan available to the Borrower by promptly crediting the amount thereof, in funds immediately available, by wire transfer, automated clearing house debit or interbank transfer to the Agent under the Revolving Credit Agreement for application as a prepayment of the amounts outstanding thereunder.

Section 2.04. Note. If requested by the Bank, the Loan shall be evidenced by a Note of the Borrower payable to the order of Bank for the account of its Applicable Lending Office. The Bank shall record the date, amount, Type and maturity of the Loan and each Borrowing made by it to the Borrower and the date and amount of each payment of principal made by the Borrower with respect thereto and may, in connection with any transfer of the Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to the Loan then outstanding; provided that (and the Borrower understands and agrees that) the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Note. The Bank is hereby irrevocably authorized by the Borrower so to endorse the Note and to attach to and make a part of the Note a continuation of any such schedule as and when required.

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Section 2.05. Interest Rate Elections.

(a) The initial Type of Borrowings comprising the Loan, and the duration of the initial Interest Period applicable thereto if they are initially LIBOR Borrowings, shall be as specified in the Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the Type of, or the duration of the Interest Period applicable to, each Borrowing (excluding overdue Borrowings and subject in each case to the provisions of the definition of Interest Period and Article VII), as follows:

(i) if such Borrowings are Base Rate Borrowings, the Borrower may elect to designate such Borrowings as LIBOR Borrowings, may elect to continue such Borrowings as Base Rate Borrowings or may elect to designate such Borrowings as any combination of Base Rate Borrowings and LIBOR Borrowings; and

(ii) if such Borrowings are LIBOR Borrowings, the Borrower may elect to designate such Borrowings as Base Rate Borrowings, may elect to continue such Borrowings as LIBOR Borrowings for an additional Interest Period, or may elect to designate such Borrowings as any combination of Base Rate Borrowings and LIBOR Borrowings.

Notwithstanding the foregoing, the Borrower may not elect an Interest Period for LIBOR Borrowings unless the aggregate outstanding principal amount of the LIBOR Borrowings to which such Interest Period will apply is at least $500,000 or any larger multiple of $100,000 provided, however, at no time shall there be more than six (6) different Interest Periods outstanding.

(b) Any election permitted by subsection (a) of this Section may become effective on any LIBOR Business Day specified by the Borrower (the “Election Date”); provided that, with respect to any outstanding LIBOR Borrowing, the Borrower may not specify an Election Date that is other than the last day of the Interest Period therefor. Each such election shall be made by the Borrower by delivering a notice (a “Notice of Interest Rate Election”) to the Bank not later than 11:00 a.m. (New York City time) on (x) the Election Date, if all the resulting Borrowings will be Base Rate Borrowings and (y) the date three (3) LIBOR Business Days before the Election Date, if the resulting Borrowings will include LIBOR Borrowings. Each Notice of Interest Rate Election shall specify with respect to the outstanding Borrowings to which such notice applies:

(i) the Election Date;

(ii) if the Type of Borrowing is to be changed, the new Type of Borrowing and, if such new Type is a LIBOR Borrowing, the duration of the new Interest Period applicable thereto;

(iii) if such Borrowings are LIBOR Borrowings and the Type of such Borrowings is to be continued for an additional or different Interest Period, the duration of such additional or different Interest Period; and

(iv) if such Borrowings are to be designated as a combination of Base Rate Borrowings, or LIBOR Borrowings, the information specified in clauses (i) through (iii) above as to each resulting Borrowing and the aggregate amount of each such Borrowing.

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Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period and the last sentence of subsection (a) of this Section.

(c) If a Borrower (i) fails to deliver a timely Notice of Interest Rate Election to the Bank electing to continue or change the Type of, or the duration of the Interest Period applicable to, the Loans included in any Borrowing as provided in this Section and (ii) has not theretofore delivered a notice of prepayment relating to such Loans, then such Borrower shall be deemed to have given the Bank a Notice of Interest Rate Election electing to change the Type of such Loans to (or continue the Type thereof as) Base Rate Borrowings, commencing on the last day of the then current Interest Period.

Section 2.06. Interest Rates.

(a) Base Rate Borrowing. Each Base Rate Borrowing shall bear interest on the outstanding principal amount thereof, for each day from the date such Borrowing is made until it becomes due or is converted to a Borrowing of another Type, at a rate per annum equal to the Base Rate for such day plus two and three quarters percent (2.75%). Such interest shall be payable monthly in arrears on the first Domestic Business Day of each month and, with respect to the principal amount of any Base Rate Borrowing converted to a LIBOR Borrowing, on the date such Base Rate Borrowing is so converted.

(b) LIBOR Borrowing. Each LIBOR Borrowing shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the LIBOR Rate plus three and three quarters percent (3.75%). Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(c) Determination. The Bank shall determine each interest rate applicable to a Borrowing hereunder pursuant to the terms hereof. The Bank shall give prompt notice to the Borrower of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(d) Default Interests. Notwithstanding the foregoing, upon the occurrence and continuation of an Event of Default, all Borrowings shall bear interest at a rate per annum equal to the sum of four and three quarters percent (4.75%) plus the Base Rate.

Section 2.07. Maturity of Loan. The Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Termination Date.

Section 2.08. Prepayments. Subject to the restrictions contained in Section 5.21(c) the Revolving Credit Agreement, the Borrower may, upon at least one Domestic Business Day’s notice (or, if such prepayment is made prior to noon, on the same day or in the case of a LIBOR Borrowings, two LIBOR Business Days’ notice) to the Bank, prepay any Borrowing in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

Section 2.09. General Provisions as to Payments; Application of Collateral Proceeds. Except as otherwise expressly provided herein, all payments to be made by the Borrower hereunder or under the Note shall be made not later than 1:00 p.m. (New York City time) on the date when due, in Federal or other funds immediately available in to the Bank pursuant to instructions provided by the Bank to the Borrower. Whenever any payment of principal of, or interest on, the Base Rate Borrowings shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on the LIBOR

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Borrowings shall be due on a day which is not a LIBOR Business Day, the date for payment thereof shall be extended to the next succeeding LIBOR Business Day, unless such LIBOR Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding LIBOR Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. Proceeds of Collateral shall be applied to the Obligations in such order and manner as the Bank may determine in its discretion.

Section 2.10. Funding Losses. If the Borrower makes any payment of principal with respect to any LIBOR Borrowing (pursuant to Article II or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the end of any applicable period fixed pursuant to the terms hereto, or if the Borrower fails to borrow any LIBOR Borrowings after notice has been given to the Bank in accordance with Section 2.02 or to change or continue the Type of, or the duration of the Interest Period applicable to, any LIBOR Borrowings after notice has been given to the Bank in accordance with Section 2.05(b), the Borrower shall reimburse the Bank within fifteen (15) days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Borrowing) including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow; provided that the Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.11. Computation of Interest. All interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE III.

Conditions

Section 3.01. Effective Date. The obligations of the Bank to make the Loan shall not become effective until the date on which each of the following conditions is satisfied or duly waived:

(a) Execution and Delivery of this Agreement. The Bank (or its counsel) shall have received from the Borrower either (i) a counterpart of this Agreement signed on behalf of the Borrower or (ii) written evidence satisfactory to the Bank (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that the Borrower has signed a counterpart of this Agreement.

(b) Legal Opinion. The Bank shall have received a favorable written opinion (addressed to the Bank dated the Effective Date) of counsel for the Borrower covering the matters set forth in Sections 4.01, 4.02 and 4.03 of this Agreement, the creation and perfection of the Bank’s Liens in the Collateral and such other matters relating to the Borrower, the Loan Documents or the Transactions as the Bank shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(c) Corporate Authorization Documents. The Bank shall have received such documents and certificates as the Bank or its counsel may reasonably request relating to the organization, existence and good standing of Borrower and the authorization of the Transactions, all in form and substance satisfactory to the Bank and its counsel.

(d) Closing Certificate. The Bank shall have received a certificate signed by a senior officer of the Borrower, dated the Effective Date, to the effect that (i) no Default has occurred and is continuing as of the Effective Date, and (ii) the representations and warranties of the Borrower set forth in Article IV hereof are true in all material respects on, and as of, the Effective Date;

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(e) Fees. The Bank shall have received all fees and other amounts due and payable on or prior to the Effective Date, including the upfront fees the Borrower has agreed to pay to the Bank and, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f) Insurance. The Bank shall have received evidence that the insurance required by Section 5.02 is in effect.

(g) Consents and Approvals. The receipt by the Bank of reasonably satisfactory written evidence that all requisite Governmental Authorities and third parties, if any, required to approve or consent to the Financing Transactions shall have approved or consented thereto to the extent required (without the imposition of any materially burdensome condition or qualification in the reasonable judgment of the Bank) and all such approvals or consents shall be in full force and effect, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on any of the Financing Transactions;

(h) No Litigation. The Bank shall be satisfied that no action, suit, investigation, litigation or other legal proceeding, tax or accounting matter, ERISA matter, environmental matter or other matter is pending or threatened against the Borrower, or any Subsidiary in any court or before any arbitrator or governmental instrumentality that purports to affect the Financing Transactions which could have a Material Adverse Effect on the Financing Transactions or that could have a Material Adverse Effect on the business, assets, conditions (financial or otherwise), operations, performance, properties or projections of the Borrower;

(i) No Material Adverse Change. The Bank shall be satisfied that no material adverse change or any condition or event, which with the passage of time would result in a material adverse change shall have occurred or become known with respect to the business, assets, condition (financial or otherwise), operations, performance, properties or projections of the Borrower or the Subsidiaries since the end of the most recently ended fiscal year for which audited statements have been provided to the Bank or in the facts or information as represented by the Borrower to the Bank to date;

(j) Execution and Delivery of the Intercreditor Agreement. The Bank (or its counsel) shall have received from the parties thereof either (i) a counterpart of the Intercreditor Agreement signed on behalf of each such party or (ii) written evidence satisfactory to the Bank (which may include telecopy or other electronic transmission of a signed signature page of the Intercreditor Agreement) that the parties thereto have signed a counterpart of the Intercreditor Agreement.

(k) Security Agreement. The Bank shall have received counterparts of the Security Agreement signed on behalf of the Borrower together with the following:

(i) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Bank to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement;

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(ii) an agreement pursuant to which the Subsidiaries who own the trademarks and other intellectual property used to manufacture or dispose of the inventory covered by the Security Agreement or which are otherwise used in connection with such inventory, grant to the Bank a worldwide, limited, royalty-free, fully paid-up license and right to use such intellectual property to liquidate the inventory encumbered by the Security Agreement; and

(iii) the results of the search of the Uniform Commercial Code (or equivalent) filings, tax Liens and judgment Liens made with respect to the Borrower in each jurisdiction (A) in which the Borrower is organized, and (B) where the Borrower has its chief executive office or has had its chief executive office within the last four months prior to the Effective Date and copies of the financing statements (or other documents) disclosed by such search and evidence reasonably satisfactory to the Bank that the Liens indicated by such financing statements (or similar documents) are permitted hereby or have been released or, simultaneously with the initial Loan hereunder, will be released.

The Bank shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Bank to make the Loan hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.05) at or prior to 3:00 p.m., New York City time, on July 1, 2012 (and, in the event such conditions are not so satisfied or waived, the Commitment shall terminate at such time).

Section 3.02. The Loan. The obligation of the Bank to make the Loan is subject to the satisfaction of the following additional conditions:

(a) receipt by the Bank of a Notice of Borrowing as required by Section 2.02;

(b) the fact that, immediately before and after the Loan is made, no Default shall have occurred and be continuing; and

(c) the fact that the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents shall be true in all material respects (which materiality exception will not apply to representations and warranties qualified by materiality standards) on and as of the date the Loan is made.

The request to make the Loan shall be deemed to be a representation and warranty by the Borrower on the date of the Loan is made as to the facts specified in clauses (b) and (c) of this Section.

ARTICLE IV.

Representations and Warranties

The Borrower represents and warrants that:

Section 4.01. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

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Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is or is to be a party and the Financing Transactions is within its corporate powers, has been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority or official thereof (other than such as have been duly taken or made) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the charter or by–laws of the Borrower or the Indenture, the Revolving Credit Agreement or any other indenture, agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien (other than Liens created by the Loan Documents) on any asset of the Borrower or any Subsidiary, except for any contraventions or defaults under such indentures, agreements, judgments, injunctions, orders, decrees or other instruments or the creation or imposition of any such Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower, and the other Loan Documents to which the Borrower is a party, when executed and delivered in accordance with this Agreement, will constitute valid and binding agreements and obligations of the Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

Section 4.04. Financial Information.

(a) The consolidated audited balance sheet of the Borrower as of June 30, 2011 and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year then ended, a copy of which has been delivered to the Bank, fairly present in all material respects, in conformity with generally accepted accounting principles, the financial position of the Borrower as of such date and its results of operations and cash flows for such fiscal year.

(b) The unaudited consolidated balance sheet of the Borrower as of March 31, 2012, and the related consolidated statements of operations and cash flows for the fiscal period then ended, a copy of which has been delivered to the Bank, fairly present in all material respects, applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the financial position of the Borrower as of such date and its results of operations and cash flows for such fiscal period (subject to normal year–end adjustments).

(c) Since June 30, 2011, there has been no material adverse change in the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, considered as a whole.

(d) No preferred stock issued by the Borrower is outstanding.

Section 4.05. Litigation. Except as disclosed on Schedule 4.05 to the Revolving Credit Agreement, there is (i) no injunction, stay, decree or order of any Governmental Authority or (ii) action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any Subsidiary before any Governmental Authority or official thereof in which there is a reasonable probability of an adverse decision which would reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or any other Loan Document.

Section 4.06. Subsidiaries. Each of the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate

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powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that all failures to comply with the foregoing would not reasonably be expected to have, in the aggregate, a Material Adverse Effect. As of the Effective Date, all the Borrower’s Subsidiaries are reflected on Schedule 4.06.

Section 4.07. Full Disclosure. All information heretofore furnished in writing by the Borrower or any Subsidiary to the Bank for purposes of or in connection with this Agreement, any other Loan Document or the Financing Transactions was, and all such information hereafter furnished in writing by the Borrower or any Subsidiary to the Bank will be, in each case considered as a whole, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Bank in writing any and all facts which materially and adversely affect or may materially and adversely affect (to the extent that the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, considered as a whole, or the ability of the Borrower to perform its obligations hereunder or under any other Loan Document. Notwithstanding the forgoing, no representation or warranty is given herein with respect to any projections other than that the information contained therein was based upon good faith estimates and assumptions believed to be reasonable at the time made in light of the past operations of the Borrower and its Subsidiaries, it being recognized by the Bank that such projections as to future events are not to be viewed as fact and that actual results during the period or periods covered by any such projections may differ from the projected results.

Section 4.08. Governmental Approvals. As of the Effective Date, all material consents and approvals of, and material filings and registrations with, and all other material actions in respect of, all Governmental Authorities or any other Person required in order to consummate the Financing Transactions shall have been obtained, given, filed or taken and shall be in full force and effect.

Section 4.09. Security. The Security Agreement is in full force and effect and the Security Agreement is effective to create in favor of the Bank a legally valid and enforceable perfected security interest in the Collateral subject only to the Liens of the Collateral Agent governed by the Intercreditor Agreement and any other Lien permitted to encumber the Collateral under the terms of the Revolving Credit Agreement.

Section 4.10. Revolving Credit Agreement. All the representations and warranties of the Borrower contained in Revolving Credit Agreement are true in all material respects (which materiality exception will not apply to representations and warranties qualified by materiality standards) on and as of the Effective Date except for such representations and warranties that are limited by their terms to a specific date. All the representations and warranties of the Borrower contained in Revolving Credit Agreement limited by their terms to a specific date were true in all material respects (which materiality exception will not apply to representations and warranties qualified by materiality standards) on and as of the applicable specific date.

ARTICLE V.

Covenants

The Borrower agrees that so long as any Obligation (other than contingent obligations not yet due and payable) remains unpaid and outstanding:

Section 5.01. Information. The Borrower will deliver to the Bank:

(a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in the form of an unqualified audit opinion by independent public accountants of nationally recognized standing;

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(b) as soon as available and in any event within forty–five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter, the related consolidated statement of stockholders’ equity as of such fiscal quarter end and the related consolidated statements of operations and cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter; setting forth in comparative form the figures for the corresponding quarter or the corresponding portion of the Borrower’s previous fiscal year (as the case may be), all certified (subject to normal year–end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by a senior financial officer of the Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in clause (a) above and each set of financial statements referred to in clause (e) below delivered for each month end which corresponds with the end of each fiscal quarter end, a certificate of the principal financial officer or the principal accounting officer of the Borrower: (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.19 of the Revolving Credit Agreement on the date of such financial statements, (ii) stating whether any Default exists hereunder on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, and (iii) stating whether, since the date of the most recent financial statements previously delivered pursuant to this Section, there has been any material change in the generally accepted accounting principles applied in the preparation of such statements, and, if so, describing such change;

(d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements as to (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above; provided that the foregoing shall not be construed to require that such accountants conduct any investigation outside the regular course of their audit;

(e) within thirty (30) days after the end of each month, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such month, the related consolidated statements of stockholders’ equity as of the end of such month and the related consolidated and consolidating statements of operations and cash flows for such month and for the portion of the Borrower’s fiscal year ended at the end of such month, setting forth in each case in comparative form the figures for the corresponding month and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year–end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by one of the principal financial officers of the Borrower;

(f) within forty-five (45) days after the end of each fiscal year of the Borrower, projections in reasonable detail of an annual operating budget and cash flow of the Borrower and its Subsidiaries, prepared by Borrower on a monthly basis for the current fiscal year and on an annual basis for the next succeeding fiscal year, and also containing a certification by its principal financial officer to the effect that such projections have been prepared on a sound financial planning basis and that the assumptions upon which such projections are based are reasonable;

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(g) within five (5) days after the principal executive officer, president or any financial officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the principal financial officer or the principal accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(h) all periodic and other reports, proxy statements and other materials filed by the Borrower with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, promptly upon the filing of such reports, statements and other materials provided, however, that to the extent such periodic and other reports, proxy statements and other materials are filed by the Borrower on the Securities and Exchange Commission’s EDGAR website, such periodic and other reports, proxy statements and other materials shall be deemed to have been delivered to the Bank; and

(i) from time to time such additional information regarding the financial position or business of the Borrower and the Subsidiaries as the Bank may reasonably request.

Section 5.02. Maintenance of Property; Insurance. The Borrower will keep, and will cause each of its Subsidiaries to keep, all property necessary in its business in good working order and condition, ordinary wear and tear expected. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, insurance in such amounts and against such risks as is customary for companies in the same or similar businesses, in each case with financially sound and reputable insurers. The Bank shall be named as loss payee on all property loss policies for inventory and the Bank shall be named as additional insured on all liability policies.

Section 5.03. Inspection of Property, Books and Records. The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of the Bank, at Borrower’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records, to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants and to otherwise conduct inventory inspections, appraisals, collateral audits or other field examinations provided that unless an Event of Default shall have occurred hereunder, the Bank may not conduct field examinations under the terms of this Agreement (but may conduct them to the extent permitted under the Revolving Credit Agreement) and the exercise by the Bank of its rights under this sentence shall require reasonable prior notice to the Borrower and shall be conducted during normal business hours in a reasonable manner so as not to disrupt the normal conduct of the Borrower’s business. Notwithstanding anything contained to the contrary herein or in any of the Loan Documents, upon the occurrence of an Event of Default, the Bank may visit and inspect the Borrower, any of its Subsidiaries and any of their respective properties in order to examine and make abstracts from any of their respective books and records, to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants and to otherwise conduct inventory inspections, appraisals, collateral audits or other field examinations as often as may reasonably be desired.

Section 5.04. Use of Proceeds. The proceeds of the Loan will be used to make a principal payment (without a permanent reduction in the underlying revolving commitments) on the amounts

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outstanding under the Revolving Credit Agreement. None of the proceeds of the Loan will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

Section 5.05. Covenants in the Revolving Credit Agreement. The Borrower will comply, for the benefit of the Bank, with all the covenants contained in Article V and Section 6.04(b) of the Revolving Credit Agreement.

ARTICLE VI.

Defaults

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) (i) the Borrower shall fail to pay when due any principal on the Loan or (ii) the Borrower shall fail to pay interest on the Loan, any fees or any other amount payable hereunder or under any other Loan Document within five (5) days of the time such amount is due;

(b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.01 or 5.05 hereof or Sections 5.09 to 5.21, inclusive of the Revolving Credit Agreement;

(c) the Borrower shall fail to observe or perform any covenant or agreement contained in the Loan Document (other than those covered by clause (a) or (b) above) for thirty (30) days after written notice thereof has been given to the Borrower by the Bank;

(d) any representation, warranty, certification or statement made by the Borrower in this Agreement or any other Loan Document or in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made (or deemed made);

(e) the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Material Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof or, under circumstances in the nature of a default, to require the prepayment or repurchase thereof prior to the maturity thereof;

(g) the Borrower or any Domestic Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

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(h) an involuntary case or other proceeding shall be commenced against the Borrower or any Domestic Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) one or more judgments or orders for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower or any Subsidiary or a combination thereof and shall continue unsatisfied and unstayed for a period of 60 days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

(j) the Security Agreement shall cease to be, or shall be asserted by the Borrower not to be, a valid and binding obligation of the Borrower, creating Liens in the Collateral; or

(k) any Event of Default under the Revolving Credit Agreement then, and in every such event, the Bank may (i) by notice to the Borrower terminate the Commitment and it shall thereupon terminate, (ii) by notice to the Borrower declare the Loan and the Note (together with accrued interest thereon) to be, and the Loan and the Note (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, or, (iii) do any combination of the foregoing; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Bank, (i) the Commitment shall thereupon terminate, and (ii) the Loan and the Note (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence of any Event of Default, the Bank may exercise any and all other rights and remedies afforded by the laws of the State of New York or any other jurisdiction, by any of the Loan Documents, by equity, or otherwise.

Section 6.02. Management; Collection of Accounts. The rights of the Bank under this Section 6.02 are subject to compliance with the terms of the Intercreditor Agreement.

(a) Upon the occurrence of an Event of Default, the Borrower will, at the Bank’s request, at the Borrower’s cost and expense but subject to the terms of the Intercreditor Agreement, collect and otherwise enforce as the Bank’s property and in trust for Bank all amounts payable on or otherwise receivable with respect to the Accounts and Inventory of the Borrower. In such event, as to all moneys so collected and all other proceeds of Accounts and Inventory received by the Borrower, the Borrower shall receive in trust and shall deliver to the Bank or, the agent under the Revolving Credit Agreement (or to a Lockbox Account or the Concentration Account, as such terms are defined in the Revolving Credit Agreement) in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of indebtedness. Upon any termination of the Borrower’s authority to collect and enforce the Accounts and amounts payable with respect to Inventory (which Bank may do at any time after the occurrence of an Event of Default, or the occurrence of any event which, with the passage of time or giving of a Default notice or both, would constitute an Event of Default), Bank may send a notice of assignment and/or notice of the Bank’s security interest to any and all customers or any third party otherwise concerned with any of the Accounts or such Inventory, and thereafter Bank shall have the sole right (subject to the terms of the Intercreditor Agreement) to collect and receive and/or take possession of the Accounts and such other amounts and the books and records relating thereto.

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(b) (i) the Borrower hereby constitutes the Bank or its designees as the Borrower’s attorney–in–fact with power: to receive, endorse, assign and/or deliver in its name or the name of the Borrower any notes, acceptances, checks, drafts, money orders or other evidences of payment or account that may come into its possession and the Borrower hereby waives notice of presentment, protest and non–payment of any instrument so endorsed; to sign the Borrower’s name on any invoice or bill of lading relating to any of the Accounts; and to send verifications of Accounts; to do all other acts and things necessary to carry out this Agreement and, upon the occurrence of an Event of Default, to notify postal service authorities to change the address for delivery of mail addressed to the Borrower to such address as the Bank or the agent under the Revolving Credit Agreement may designate. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission, for any error of judgment or for any mistake of fact or law, provided that the Bank or its designees shall not be relieved of liability to the extent it is determined by a final judicial decision that its act, error or mistake constituted gross negligence or willful misconduct. This power of attorney, being coupled with an interest, is irrevocable until all of the Obligations are paid in full and the Commitment is terminated.

(ii) The Bank, without notice to or consent of the Borrower, upon the occurrence of an Event of Default, (A) may make demand on, sue upon or otherwise collect, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon such terms as shall be determined by Bank in its sole discretion, any of the Accounts or any securities, instruments or insurance applicable thereto and/or release the obligor thereon; and (B) is authorized and empowered to accept the return of the goods represented by any of the Accounts.

(c) Nothing herein contained shall be construed to constitute the Borrower as agent of Bank for any purpose whatsoever, and the Bank shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (except for the Bank’s obligations, if any, under the Uniform Commercial Code with respect thereto or to the extent it is determined by a final judicial decision that Bank’s act or omission constituted gross negligence or willful misconduct). The Bank shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damage resulting therefrom (except to the extent it is determined by a final judicial decision that Bank’s error, omission or delay constituted gross negligence or willful misconduct). The Bank, by anything herein or in any assignment or otherwise, do not assume any of the Borrower’s obligations under any contract or agreement assigned to Bank, and the Bank shall not be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

(d) If any of the Accounts include a charge for any tax payable to any governmental tax authority, the Bank is hereby authorized (but in no event obligated) to pay the amount thereof to the proper taxing authority for the Borrower’s account and to charge Borrower’s account therefor. The Borrower shall notify the Bank if any Accounts include any tax due to any such taxing authority and, in the absence of such notice, the Bank shall have the right to retain the full proceeds of such Accounts and shall not be liable for any taxes that may be due from the Borrower by reason of the sale and delivery creating such Accounts.

Section 6.03. Collateral Custodian. If an Event of Default exists and the Bank is either exercising its remedies with respect to the Collateral or otherwise acting to protect its interests in the Collateral, the Bank may at any time and from time to time employ and maintain in the premises of the

CREDIT AGREEMENT (Second Lien), Page 19

Borrower a custodian selected by the Bank who shall have full authority to do all acts necessary to protect the Bank’s interests and to report to the Bank thereon. The Borrower hereby agrees to cooperate with any such custodian and to do whatever the Bank may reasonably request to preserve the Collateral. All costs and expenses incurred by the Bank by reason of the employment of the custodian shall be payable by the Borrower and added to the Obligations.

Section 6.04. Performance by the Bank. If a Default exists, the Borrower shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, Bank may perform or attempt to perform such covenant or agreement on behalf of Borrower. In such event, the Borrower shall, at the request of the Bank, promptly pay any necessary and reasonable amount expended by the Bank in connection with such performance or attempted performance. Notwithstanding the foregoing, it is expressly agreed that the Bank shall not have any liability or responsibility for the performance of any obligation of Borrower under the Loan Document. The Bank may be obligated to pay certain amounts to the financial institutions holding the Borrower’s deposit accounts from time to time, including without limitations, fees owed to such financial institutions arising from their lock box and other deposit account services and amounts sufficient to reimburse such financial institutions for the amount of any item deposited in the related account which is returned unpaid. In the event the Bank is required to pay any such amounts, the Bank shall notify Borrower and Borrower shall promptly pay any amount so expended by the Bank to the Bank.

ARTICLE VII.

Change in Circumstances

Section 7.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any LIBOR Rate Borrowing, the Bank determines that the LIBOR Rate will not adequately and fairly reflect the cost to Bank of funding its LIBOR Borrowings for such Interest Period, the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Bank to make LIBOR Borrowings or to convert outstanding Borrowings into LIBOR Borrowings shall be suspended, (ii) each outstanding LIBOR Borrowing shall be converted into a Base Rate Borrowing on the last day of the then current Interest Period applicable thereto, and (iii) unless the Borrower notifies the Bank at least two Domestic Business Days before the date of any LIBOR Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, shall instead be made as a Base Rate Borrowing.

Section 7.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank (or its LIBOR Lending Office) to make, maintain or fund its LIBOR Borrowings and the Bank shall forthwith give notice thereof to the Borrower, whereupon until Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of Bank to make LIBOR Borrowings to the Borrower shall be suspended. Before giving any notice to the Borrower pursuant to this Section, the Bank shall designate a different LIBOR Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. If the Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding LIBOR Borrowings to the Borrower to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such LIBOR Borrowing, together with accrued interest

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thereon. Concurrently with prepaying each such LIBOR Borrowing, the Borrower shall borrow a Base Rate Borrowing in an equal principal amount from the Bank (on which interest and principal shall be payable contemporaneously with the related LIBOR Borrowings of the other Bank), and the Bank shall make such a Base Rate Borrowing.

Section 7.03. Increased Cost and Reduced Return.

(a) If on or after the Effective Date the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit, insurance assessment or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, against assets of, deposits with or for the account of, or credit extended by, the Bank (or its Applicable Lending Office) or shall impose on the Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its LIBOR Borrowings or its obligation to make such LIBOR Borrowings and the result of any of the foregoing is to increase the cost to Bank (or its Applicable Lending Office) of making or maintaining any LIBOR Borrowing to the Borrower, or to reduce the amount of any sum received or receivable by Bank (or its Applicable Lending Office) under this Agreement or under the Note with respect thereto, by an amount reasonably deemed by the Bank to be material, then, within 15 days after demand by the Bank setting forth the circumstances giving rise to such demand and a calculation of the amount or amounts demanded, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

(b) If the Bank shall have determined that, after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of the Bank (or its Parent) as a consequence of the Bank’s obligations hereunder to a level below that which the Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank (or its Parent) for such reduction.

(c) The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the Effective Date, which will entitle the Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

(d) Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs or

CREDIT AGREEMENT (Second Lien), Page 21

reduced returns incurred more than 270 days prior to the date the Bank notifies the Borrower thereof and of the Bank’s intention to claim compensation therefor; provided further that, if the change in law or in the application of law giving rise to such increased costs or reduced returns is retroactive, than the 270–day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 7.04. Taxes.

(a) For purposes of this Section 7.04(a), the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any other Loan Document, and all liabilities with respect thereto, including any taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower that would not have been imposed on a payment by the Borrower, but excluding (i) in the case of the Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which the Bank is organized or in which its principal executive office is located or in which its Applicable Lending Office is located, (ii) in the case of the Bank, taxes imposed solely by reason of Bank doing business in the jurisdiction imposing such tax, other than as a result of this Agreement or any other Loan Documents or any transaction contemplated hereby (including the negotiation of any of the foregoing) and (iii) in the case of the Bank, any withholding tax imposed on such payments but only at a rate equal to the United States withholding tax that the Bank is (or would be) subject to on such payments by the Borrower at the time the Bank first becomes a party to this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Documents.

(b) Any and all payments by the Borrower to or for the account of the Bank hereunder or under any other Loan Document shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Bank the original or a copy of a receipt evidencing payment thereof.

(c) The Borrower agrees to indemnify the Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted on amounts payable under this Section) paid by the Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after the Bank makes written demand therefor. After the Bank learns of the imposition of Taxes or Other Taxes, the Bank will act in good faith promptly to notify the relevant Borrower of its obligations hereunder.

CREDIT AGREEMENT (Second Lien), Page 22

(d) If the Borrower is required to pay additional amounts to or for the account of the Bank pursuant to this Section, then the Bank will change the jurisdiction of its Applicable Lending Office if such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) in the judgment of the Bank, is not otherwise disadvantageous to the Bank.

(e) If the Bank shall receive a refund (including any offset or credit) from a taxation authority (as a result of any error in the imposition of Taxes or Other Taxes by such taxation authority) of any Taxes or Other Taxes paid by the Borrower pursuant to Section 7.04(b) or (c), the Bank shall promptly pay to the Borrower the amount so received, with interest received from the taxation authority with respect to such refund.

Section 7.05. Base Rate Borrowings Substituted for Affected LIBOR Borrowings. If (i) the obligation of the Bank to make LIBOR Borrowings to the Borrower has been suspended pursuant to Section 7.02 or (ii) the Bank has demanded compensation from the Borrower under Section 7.03 or 7.04 with respect to its LIBOR Borrowings and the Borrower shall, by at least five LIBOR Business Days’ prior notice to the Bank, have elected that the provisions of this Section shall apply, then, unless and until the Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Borrowings which would otherwise be made by the Bank as LIBOR Borrowings shall be made instead as Base Rate Borrowings, and

(b) after each of its LIBOR Borrowings has been repaid, all payments of principal which would otherwise be applied to repay such LIBOR Borrowings shall be applied to repay its Base Rate Borrowings instead.

Section 7.06. Substitution of Bank. If (i) the obligation of the Bank to make or maintain LIBOR Borrowings has been suspended pursuant to Section 7.02 or (ii) the Bank has demanded compensation under Section 7.03 or is receiving increased payments or indemnification payments under Section 7.04, the Borrower shall have the right to seek an other Person (“Substitute Bank”) to purchase all (but not less than all) of the Note and, if the Borrower locates a Substitute Bank, the Bank shall, upon payment to it of the purchase price agreed between it and the Substitute Bank (or, failing such agreement, a purchase price in the amount of the outstanding principal amount of its Loans and accrued interest thereon to the date of payment) plus any amount (other than principal and interest) then due to it or accrued for its account hereunder, assign all its rights and obligations under this Agreement and the Notes to the Substitute Bank, and the Substitute Bank shall assume such rights and obligations, whereupon the Substitute Bank shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank. Any assignment by Bank pursuant to this Section shall be treated as a prepayment of the Bank’s LIBOR Borrowings for purposes of Section 2.09.

ARTICLE VIII.

Miscellaneous

Section 8.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, .pdf, facsimile transmission or similar writing) and shall be given to such party either (a) at its address or its telecopy number set forth on the signature pages hereof or (b) in the case of any party, such other address or other telecopy or telex number as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation of receipt or answerback is

CREDIT AGREEMENT (Second Lien), Page 23

received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Bank under Article II or Article VII shall not be effective until received.

Section 8.02. No Waivers. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03. Expenses; Indemnification.

(a) The Borrower shall pay all reasonable out–of–pocket expenses of the Bank, including reasonable fees and disbursements of counsel for the Bank in connection with the preparation and administration of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder and the collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom and any fees and expenses incurred in connection with field examinations of the Collateral (if payment is required by the Borrower) and inventory appraisals; provided that when no Default exists, the Bank shall not incur more than $10,000 in fees or expenses (relating to a single expense or a series of expenses) without prior written consent from the Borrower, provided further that the forgoing limitation does not apply to (A) reasonable fees and expenses of the Bank’s legal counsel or (B) any other expenditure which has been previously approved by the Borrower.

(b) The Borrower indemnifies the Bank and its Related Parties (each an “Indemnitee”) and hold each such Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including any of the foregoing with respect to environmental laws applicable to the Borrower or any Subsidiary), including, without limitation, the reasonable fees and disbursements of counsel, which may be actually incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of Loan; provided that no Indemnitee shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.

CREDIT AGREEMENT (Second Lien), Page 24

Section 8.04. Setoffs. In addition to any rights and remedies of the Bank provided by law but subject to the obligations under the Intercreditor Agreement, the Bank shall have the right, without prior notice the Borrower or any of its Subsidiaries, any such notice being expressly waived to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower or any of its Subsidiaries hereunder (whether at the stated maturity, by acceleration or otherwise) or under any of the other Loan Documents, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Bank or any branch or agency thereof to or for the credit or the account of the Borrower or any of its Subsidiaries, as the case may be, and whether or not Bank is otherwise fully secured. The Bank agrees promptly to notify the Borrower and the Bank after any such setoff and application made by Bank, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.05. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by, or approved in writing by, the Borrower and the Bank.

Section 8.06. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and Persons to whom participation interests have been sold (to the extent provided in this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement. The Bank may, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required if an Event of Default exists), assign to a Person all of the Bank’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan). The Bank may, without the consent of the Borrower, pledge and sell participations to one or more Persons in all or a portion of Bank’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan). The Borrower agrees that each Person to whom the Bank has sold a participation interest hereunder shall be entitled to the benefits of Article VII to the same extent as if it were a Bank and had acquired its interest by assignment. To the extent permitted by law, each such participant also shall be entitled to the benefits of Section 8.04 as though it were the Bank.

Section 8.07. Governing Law; Submission to Jurisdiction. This Agreement, the Note and each other Loan Document shall be governed by and construed in accordance with the laws of the State of New York (other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction). Without in any way limiting the preceding choice of law, the parties elect to be governed by New York law in accordance with, and are relying (at least in part) on, Section 5–1401 of the General Obligations Law of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

CREDIT AGREEMENT (Second Lien), Page 25

Section 8.08. Counterparts; Integration. This Agreement may be signed in any number of counterparts and on telecopy or other electronic counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 8.09. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10. Confidentiality. The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its affiliates’ directors, officers, employees and agent, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Bank shall be responsible for the compliance with this paragraph by any Persons to whom such Information was delivered by such Bank) for purposes of evaluating Loan, (b) to the extent requested by any regulatory authority, (c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process (in which case, to the extent permitted by law, the party in receipt of such request shall promptly inform the Borrower in advance), (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (f) with the written consent of the Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Bank on a nonconfidential basis from a source other than the Borrower or any Subsidiary. For the purposes of this Section, “Information” means all information received in writing from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of non–financial information received from the Borrower or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.11. Replacement Note. Upon receipt of an appropriate and reasonably acceptable affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of the Note or of any other Loan Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, the Borrower will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount (as to the Note) and in any event of like tenor.

Section 8.12. Usury. All agreements between the Borrower (on the one hand) and the Bank (on the other hand) relating to the Financing Transactions are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Note or otherwise, shall the amount paid or agreed to be paid for the use or the forbearance of the indebtedness represented by the Note exceed the maximum permissible under applicable law. In this regard, it is expressly agreed that it is the intent of the Borrower and the Bank, in the execution, delivery and acceptance of the Note, to contract in strict compliance with the laws of the State of New York. If, under any circumstances

CREDIT AGREEMENT (Second Lien), Page 26

whatsoever, performance or fulfillment of any provision of any of the Note or any of the other Loan Documents at the time such provision is to be performed or fulfilled shall involve exceeding the limit of validity prescribed by applicable law, then the obligation so to be performed or fulfilled shall be reduced automatically to the limits of such validity, and if under any circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Note and not to the payment of interest. The provisions of this Section 8.12 shall control every other provision of this Agreement and of the Note.

Section 8.13. Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken.

Section 8.14. USA PATRIOT Act. The Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Bank to identify the Borrower in accordance with the Act.

Section 8.15. OFAC. Borrower represents and warrants that, as of the Effective Date, to its knowledge, neither it nor any Subsidiary of the Borrower: (a) is a Person whose property or interests in property are blocked or are subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001) or (b) is otherwise a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order. Neither the Borrower nor any Subsidiary of the Borrower will knowingly (i) engage in any dealings or transactions prohibited by Section 2 of such executive order, or (ii) be otherwise associated with any such Person in any manner violative of Section 2 of such order.

CREDIT AGREEMENT (Second Lien), Page 27

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ELIZABETH ARDEN, INC.

By:	/s/ Marcey Becker
Marcey Becker, Senior Vice President, Finance & Corporate Development

Address:

Elizabeth Arden, Inc.

2400 SW 145th Avenue

Miramar, Florida 33027

Attn: Oscar Marina

Phone No. (954) 364-3514

Facsimile No.: (954) 364-6920

CREDIT AGREEMENT (Second Lien), Page 28

JPMORGAN CHASE BANK, N.A.

By:	/s/ Christy L. West
Christy L. West, Authorized Officer

Address:

JPMorgan Chase Bank, N.A.

2200 Ross Ave., 9th Floor

TX1-2921

Dallas, TX 75201

Attention: Christy L. West

Telephone No. (214) 965-2364

Telecopy No. (214) 965-2594

Lending Office for Base Rate

Loans and LIBOR Borrowings:

10 South Dearborn Street

22nd Floor

Chicago, IL 60603-2003

Attn: Chase Business Credit/Operations

CREDIT AGREEMENT (Second Lien), Page 29

Index to Exhibits and Schedules

A	Form of Promissory Note
B	Form of Security Agreement

Schedules

4.06	Subsidiaries

INDEX TO EXHIBITS AND SCHEDULES – Solo Page

EXHIBIT A

TO

ELIZABETH ARDEN, INC.

CREDIT AGREEMENT

(SECOND LIEN)

Form of Promissory Note

EXHIBIT A, Cover Page

NOTE

$30,000,000	June 12, 2012

For value received, ELIZABETH ARDEN, INC., a Florida corporation (the “Borrower”), promises to pay to the order of JPMORGAN CHASE BANK, N.A. (the “Bank”), for the account of its Applicable Lending Office, $30,000,000 or, if less, the aggregate unpaid principal amount of the Bank’s Loan to Borrower then outstanding under the Credit Agreement referred to below on the date or dates provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of the Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of the Bank, unless otherwise directed by the Bank.

The Loan made by the Bank, the maturity thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such loan then outstanding shall be endorsed by the Bank on a schedule attached hereto; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is the Note referred to in the Credit Agreement (Second Lien) dated as of June 12, 2012 between the Borrower and the Bank (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings.

The Borrower hereby waives diligence, presentment, protest and notice of any kind whatsoever, other than notices expressly required by the Credit Agreement.

Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

ELIZABETH ARDEN, INC.

By:	/s/ Marcey Becker
Marcey Becker, Senior Vice President, Finance & Corporate Development

NOTE, Solo Page

EXHIBIT B

TO

ELIZABETH ARDEN, INC.

CREDIT AGREEMENT

(SECOND LIEN)

Form of Security Agreement

EXHIBIT B, Cover Page

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of June 12, 2012, made by ELIZABETH ARDEN, INC., a Florida corporation (the “Grantor”) in favor of JPMorgan Chase Bank, N.A. (the “Bank”) in connection with that certain Credit Agreement (Second Lien) dated as of June 12, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) between the Grantor and the Bank.

RECITALS

It is a condition precedent to the obligation of the Bank to entering into the Credit Agreement that the Grantor shall have executed and delivered this Agreement to the Bank.

NOW, THEREFORE, in consideration of the premises and to induce the Bank to enter into the Credit Agreement and to induce the Bank to make the loan to the Grantor under the Credit Agreement, the Grantor hereby agrees with the Bank as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Documents, and Instruments.

(b) The following terms shall have the following meanings:

“Accounts”: all accounts, accounts receivable, other receivables, evidence of indebtedness, notes, drafts, acceptances, contract rights related thereto and General Intangibles, including, without limitation, all collateral and security therefor (evidencing, without limitation, all guarantees, letters of credit, liens and security interests in favor of the Grantor) and all rights to the payment of money, in each case whether now owned or hereafter acquired by the Grantor, or in which the Grantor may now have or hereafter acquire an interest.

“Agreement”: this Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Collateral” as defined in Section 2.

“Contracts”: any contract or agreement between the Grantor and any Person or any Affiliate with respect to the Accounts and the Receivables, or an invoice sent or to be sent by the Grantor, pursuant to or under which any Receivable or Account shall arise or be created, or which evidences a Receivable or an Account.

“Event of Default”: shall have the meaning as set forth in the Credit Agreement.

“General Intangibles”: with respect to Receivables and Contracts covered by this Agreement, all “general intangibles” as such term is defined in Section 9-106 of the New York UCC relating thereto and, in any event, including, without limitation, with respect to the Grantor, all contracts, agreements, instruments and indentures in any form relating thereto, and portions thereof, to which the Grantor is a party or under which the Grantor has any right, title or interest or to which the Grantor or any property of the Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights

SECURITY AGREEMENT, PAGE 3

of the Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of the Grantor to damages arising thereunder and (iii) all rights of the Grantor to perform and to exercise all remedies thereunder.

“Intellectual Property” shall mean (i) all domestic patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights, applications, registrations and renewals in connection therewith and (iv) all rights granted or retained in licenses in respect of any of the foregoing.

“Inventory”: all inventory (as such term is defined in the New York UCC), including without limitation, all merchandise, raw materials, work in process, parts, components, dies, molds, finished goods, supplies and all goods returned to or repossessed by the Grantor, in each case whether now owned or hereafter acquired by the Grantor, or in which the Grantor may now have or hereafter acquire an interest.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: the Obligations (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity thereof and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

“Proceeds”: all “proceeds” as such term is defined in Section 9-306(1) of the New York UCC.

“Receivable”: any right to payment from any Person or any Affiliate for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument and whether or not it has been earned by performance (including, without limitation, any Account).

1.2 Other Definitional Provisions.

The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references’ are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. GRANT OF SECURITY INTEREST AND LICENSE

2.1 Grant of Security Interest. The Grantor hereby assigns and transfers to the Bank, and hereby grants to the Bank a security interest in, all of the following property now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(a) all Accounts owed by any Person or any Affiliate at any time to the Grantor;

SECURITY AGREEMENT, PAGE 4

(b) all Contracts;

(c) all Documents relating to amounts owed under Accounts at any time from any Person or any Affiliate to the Grantor;

(d) all General Intangibles relating to Accounts owed by any Person or any Affiliate at any time to the Grantor or to the Contracts;

(e) all Instruments relating to amounts owed under Accounts at any time from any Person or any Affiliate to the Grantor;

(f) all Receivables;

(g) all Inventory;

(h) all books, records and documents pertaining to the Collateral;

(i) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; and

(j) to the extent not otherwise included, all accessions, additions or improvements to, all replacements, substitutions and parts for, and all proceeds and products of any of the foregoing.

2.2 Grant of License. As a condition and in consideration for entering this Agreement, the Grantor hereby grants to the Bank a worldwide, limited, non-exclusive, royalty-free, fully paid-up license and right to use the Intellectual Property to liquidate the Inventory encumbered pursuant to this Agreement, until such time as said Inventory has been fully exhausted. The right granted hereunder shall at all times be subject to the rights of others set forth in the Intercreditor Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into the Credit Agreement and to make the extension of credit to the Grantor under the Credit Agreement, the Grantor hereby represents and warrants to the Bank that:

3.1 Title; No Other Liens. Except for the security interest granted to the Bank pursuant to this Agreement, the other Liens in favor of Bank of America, N.A., as collateral agent (the “Collateral Agent”) under the Revolving Credit Agreement encumbering the Collateral as described in the Intercreditor Agreement and the other Liens permitted by the Credit Agreement, the Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Bank pursuant to this Agreement, as have been filed in favor of the Collateral Agent pursuant to the Revolving Credit Agreement or as are otherwise permitted by the Credit Agreement.

3.2 Perfected Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule A (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Bank in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in which a security interest can be perfected by the filing of a financing statement and/or the other filings and actions

SECURITY AGREEMENT, PAGE 5

specified on Schedule A in favor of the Bank as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of the Grantor and any Persons purporting to purchase any Collateral from the Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for the Liens of the Collateral Agent governed by the terms of the Intercreditor Agreement.

3.3 Chief Executive Office. On the date hereof, the Grantor’s jurisdiction of organization and the location of the Grantor’s chief executive office or sole place of business are specified on Schedule B.

3.4 Receivables. No material amount payable to the Grantor under or in connection with any Receivable is evidenced by any Instrument which has not been delivered to the Collateral Agent. The amounts represented by the Grantor to the Bank from time to time as owing to the Grantor in respect of the Receivables will at such times be accurate.

SECTION 4. COVENANTS

The Grantor covenants and agrees with the Bank that, from and after the date of this Agreement until the Obligations shall have been paid in full in cash:

4.1 Delivery of Instruments, Certificated Securities. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Certificated Security, such Instrument or Certificated Security shall be promptly delivered to the Collateral Agent or the Bank, duly endorsed in a manner satisfactory to the Bank, to be held as Collateral pursuant to this Agreement.

4.2 Maintenance of Perfected Security Interest; Further Documentation.

(a) The Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) The Grantor will furnish to the Bank from time to time statements and schedules further identifying and describing the assets and property of the Grantor and such other reports in connection therewith relating to Collateral as the Bank may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Bank, and at the sole expense of the Grantor, the Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Bank may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of any other relevant Collateral, taking any actions necessary to enable the Bank to obtain “control” (within the meaning of the applicable Uniform Commercial Code), if necessary for perfection, with respect thereto.

(d) Notwithstanding the foregoing however, if no Default exists:

(i) the Grantor may retain for collection in the ordinary course of business checks representing proceeds of Accounts and Receivables received in the ordinary course of business and may otherwise handle such proceeds in accordance with the requirements of the Revolving Credit Agreement;

SECURITY AGREEMENT, PAGE 6

(ii) the Grantor may retain any letters of credit and money received or held in the ordinary course of business and may otherwise handle such Collateral in accordance with the requirements of the Revolving Credit Agreement;

(iii) the Grantor may retain any documents received and further negotiated in the ordinary course of business and may otherwise handle such Collateral in accordance with the requirements of the Revolving Credit Agreement; and

(iv) except as contemplated by the Intercreditor Agreement, the Grantor shall not be required to:

(A) grant the Bank control over any deposit, commodity or security account, any chattel paper or letter of credit right included in the Collateral and may otherwise handle such Collateral in accordance with the requirements of the Revolving Credit Agreement; and

(B) obtain and deliver to the Bank any waivers, subordinations or acknowledgments from any third party who has possession or control of any Collateral, including any agent, landlord or bailee;

If an Event of Default exists and the Bank requests, then, subject to the prior rights of and directions from the Collateral Agent, the Grantor the shall take such action as the Bank may reasonably request to perfect and protect the security interests of the Bank in all of the Collateral including any of the Collateral described in clauses (A) and (B) above, including the following actions, subject to the Intercreditor Agreement: (i) the delivery to the Collateral Agent or, subject to the terms of the Intercreditor Agreement, the Bank all Collateral the possession of which is necessary to perfect the security interest of the Bank therein; (ii) instructing all account debtors to make payment on Accounts and any other Collateral to a post office box or boxes or to a deposit account under the control and in the name of the Bank. The Grantor agrees that if any proceeds of any Collateral (including payments made in respect of accounts or payment intangible) shall be received by it while a Default exists, it shall promptly deliver such proceeds to the Bank with any necessary endorsements, and until such proceeds are delivered to the Bank, such proceeds shall be held in trust by it for the benefit of the Bank and shall not be commingled with any other funds or property of it) and (iii) any other of the actions excused pursuant to clauses (A) and (B) above.

4.3 Changes in Locations, Name, etc. The Grantor will not, except upon 30 days’ prior written notice to the Bank and delivery to the Bank of (a) all additional executed financing statements and other documents reasonably requested by the Bank to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule A showing any additional location at which Collateral shall be kept: (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 3.3; or (ii) change its name, identity or corporate structure to such an extent that any financing statement filed by the Bank in connection with this Agreement would become misleading.

4.4 Notices. The Grantor will advise the Bank promptly, in reasonable detail, of any Lien (other than Liens created hereby, the Liens of the Collateral Agent governed by the Intercreditor Agreement or other Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Bank to exercise any of its remedies hereunder; and of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereby.

4.5 Receivables. Other than in the ordinary course of business consistent with its past practice, the Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii)

SECURITY AGREEMENT, PAGE 7

compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person or any Affiliate liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could materially adversely affect the value thereof.

SECTION 5. REMEDIAL PROVISIONS

5.1 Certain Matters Relating to Receivables.

(a) If required by the Bank at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by the Grantor, (i) shall be forthwith deposited by the Grantor in the exact form received, duly endorsed by the Grantor to the Collateral Agent or, subject to the terms of the Intercreditor Agreement, to the Bank if required, in a collateral account maintained under the dominion and control of to the Collateral Agent or, subject to the terms of the Intercreditor Agreement, to the Bank as collateral security for the Obligations, subject to withdrawal by the Bank in payment of the Obligations as provided in Section 5.2, and (ii) until so turned over, shall be held by the Grantor in trust for the Bank, segregated from other funds of the Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) Anything herein to the contrary notwithstanding, the Grantor shall remain liable under each of the Receivables and the Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. The Bank shall not have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Bank of any payment relating thereto, nor shall the Bank be obligated in any manner to perform any of the obligations of the Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.2 Application of Proceeds. After an Event of Default shall have occurred and be continuing, at any time at the Bank’s election, the Bank may apply all or any part of Proceeds held in any collateral account and all other Proceeds in payment of the Obligations in such order as the Bank may elect, and any part of such funds which the Bank elects not to so apply and deems not required as collateral security for the Obligations shall be paid over from time to time by the Bank to the Grantor or to whomsoever may be lawfully entitled to receive the same. Any balance of such Proceeds remaining after the Obligations shall have been paid in full shall be turned over to whomsoever may be lawfully entitled to receive the same.

5.3 Code and Other Remedies. After an Event of Default shall have occurred and be continuing, the Bank may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Bank, without further demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below), to or upon the Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Bank or elsewhere upon such terms and conditions as it may

SECURITY AGREEMENT, PAGE 8

deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Bank shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Grantor, which right or equity is hereby waived and released. The Grantor further agrees, at the Bank’s request but subject to the rights of the Collateral Agent and the applicable terms of the Intercreditor Agreement, to assemble the Collateral and make it available to the Bank at places which the Bank shall reasonably select, whether at the Grantor’s premises or elsewhere. The Bank shall apply the net proceeds of any action taken by it pursuant to this Section 5.3, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Bank hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Bank may elect, and only after such application and after the payment by the Bank of any other amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the New York UCC, need the Bank account for the surplus, if any, to the Grantor. To the extent permitted by applicable law, the Grantor waives all claims, damages and demands it may acquire against the Bank arising out of the exercise by the Bank of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

5.4 Waiver; Deficiency. The Grantor waives and agrees not to assert any rights or privileges which it may acquire under Section 9-112 of the New York UCC. The Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Bank to collect such deficiency.

SECTION 6. THE BANK

6.1 Bank’s Appointment as Attorney-in-Fact, etc.

(a) The Grantor hereby irrevocably constitutes and appoints the Bank and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor and in the name of the Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Grantor hereby gives the Bank the power and right, on behalf of the Grantor, without notice to or assent by the Grantor, to do any or all of the following after and during the continuance of an Event of Default:

(i) in the name of the Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Bank for the purpose of collecting any and all such moneys due under any Collateral whenever payable;

(ii) execute, in connection with any sale provided for in Section 5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iii) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in

SECURITY AGREEMENT, PAGE 9

respect of any Collateral; defend any suit, action or proceeding brought against the Grantor with respect to any Collateral; settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Bank may deem appropriate; and generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Bank were the absolute owner thereof for all purposes, and do, at the Bank’s option and the Grantor’s expense, at any time, or from time to time, all acts and things which the Bank deems necessary to protect, preserve or realize upon the Collateral and the Bank’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Grantor might do.

(b) The expenses of the Bank incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due Base Rate Borrowings under the Credit Agreement, from the date of payment by the Bank to the date reimbursed by the Grantor, shall be payable by the Grantor to the Bank on demand.

(c) The Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.2 Duty of Bank. The Bank’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Bank deals with similar property for its own account. Neither the Bank nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Bank hereunder are solely to protect the Bank’s interests in the Collateral and shall not impose any duty upon the Bank to exercise any such powers. The Bank shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

6.3 Filing of Financing Statements. Pursuant to the New York UCC and any other applicable law, the Grantor authorizes the Bank to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of the Grantor in such form and in such offices as the Bank determines appropriate to perfect the security interests of the Bank under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

6.4 Authority of Bank. The Grantor acknowledges that the rights and responsibilities of the Bank under this Agreement with respect to any action taken by the Bank or the exercise or non-exercise by the Bank of any option, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Bank and the Collateral Agent, be governed by the Intercreditor Agreement and by such other agreements with respect thereto as may exist from time to time among them, but the Intercreditor Agreement shall not give the Grantor any substantive rights except as may be specifically set forth therein and any obligations of the Bank to the Collateral Agent thereunder may not be enforced by the Grantor against the Bank.

SECURITY AGREEMENT, PAGE 10

SECTION 7. MISCELLANEOUS

7.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by an agreement in writing between the Grantor and the Bank and except as provided in Section 7.13 below.

7.2 Notices. All notices, requests and demands to or upon the Bank or the Grantor hereunder shall be effected in the manner provided for in the Credit Agreement.

7.3 No Waiver by Course of Conduct; Cumulative Remedies. The Bank shall not by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Bank, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Bank of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Bank would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.4 Enforcement Expenses; Indemnification.

(a) The Grantor agrees to pay or reimburse the Bank for all its costs and expenses incurred in enforcing or preserving any rights under this Agreement and the other Loan Documents to which the Grantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Bank.

(b) The Grantor agrees to pay, and to save the Bank harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) The Grantor agrees to pay, indemnify, and hold the Bank and its respective Related Parties (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the Obligations and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by such Indemnitee (all the foregoing, collectively, the “Indemnified Liabilities”), provided, that the Grantor shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(d) The agreements in this Section 7.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

7.5 Successors and Assigns. This Agreement shall be binding upon the Grantor and on the successors and assigns of the Grantor and shall inure to the benefit of the Bank and its successors and assigns; provided that Grantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Bank.

7.6 Set-Off. The Grantor hereby irrevocably authorizes the Bank at any time and from time to time after the occurrence and during the continuance of any Event of Default without notice to the Grantor, any such notice being expressly waived by the Grantor, to set-off and hold as collateral security

SECURITY AGREEMENT, PAGE 11

in any collateral account or otherwise as cash collateral for the Obligations to be applied to the Obligations when due, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Bank to or for the credit or the account of the Grantor, or any part thereof in such amounts as the Bank may elect, against and on account of the obligations and liabilities of the Grantor to the Bank hereunder and claims of every nature and description of the Bank against the Grantor, in any currency, whether arising hereunder or under any other Loan Document or otherwise, as the Bank may elect, whether or not the Bank has made any demand for payment, whether or not any of the Obligations are otherwise fully secured and although such obligations, liabilities and claims may be contingent or unmatured. The Bank shall notify the Grantor promptly of any such set-off and the application made by the Bank of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 7.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

7.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic communication), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

7.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantor and the Bank with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Bank relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

7.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECURITY AGREEMENT, PAGE 12

7.12 Acknowledgments. The Grantor hereby acknowledges that: (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party; (b) the Bank has no fiduciary relationship with or duty to the Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantor, on the one hand, and the Bank, on the other hand, in connection herewith or therewith is solely that of borrower and lender; and (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Grantor and the Bank.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

ELIZABETH ARDEN, INC.

By:	/s/ Marcey Becker
Marcey Becker, Senior Vice President, Finance & Corporate Development

SECURITY AGREEMENT, PAGE 13

Schedule A

Filings and Other Actions Required to Perfect Security Interests

Elizabeth Arden, Inc.	Florida Secretary of State

Schedule B

Location of Jurisdiction of Organization

and Chief Executive Office

Company	State of Incorporation	Chief Executive Office

Elizabeth Arden, Inc.	Florida	Florida

SCHEDULES TO SECURITY AGREEMENT, Solo Page

Schedule 4.06

to

Elizabeth Arden, Inc.

Credit Agreement

(Second Lien)

Subsidiaries

Domestic Subsidiaries

DF Enterprises, Inc.

FD Management, Inc.

RDEN Management, Inc.

Elizabeth Arden International Holding, Inc.

Elizabeth Arden (Financing), Inc.

Elizabeth Arden Travel Retail, Inc.

Foreign Subsidiaries

Elizabeth Arden (Australia) Pty Ltd.

Elizabeth Arden Handels GmbH

Elizabeth Arden (Canada) Limited

Elizabeth Arden (Shanghai) Cosmetics & Fragrances Trading, Ltd.

Elizabeth Arden (Denmark) ApS

Elizabeth Arden (France) S.A.S.

Elizabeth Arden (Italy) S.r.l.

Elizabeth Arden Korea Yuhan Hoesa

Elizabeth Arden (Netherlands) Holding B. V.

Elizabeth Arden Trading B. V. (Taiwan Branch)

Elizabeth Arden (New Zealand) Limited

Elizabeth Arden (Norway) AS

Elizabeth Arden (Export), Inc.

Elizabeth Arden (Puerto Rico), Inc.

Elizabeth Arden (Singapore) PTE Ltd.

Elizabeth Arden (South Africa)(Pty) Ltd.

Elizabeth Arden España, S.L.

Elizabeth Arden (Sweden) AB

Elizabeth Arden (Switzerland) Holding S.a.r.l.

Elizabeth Arden International S.a.r.l.

Elizabeth Arden (Manufacturing) S.a.r.l.

Elizabeth Arden (UK) Ltd.

Elizabeth Arden Cosmeticos do Brazil, Ltda.

SCHEDULE 4.06, Solo Page

June 25, 2012

Elizabeth Arden, Inc.

2400 SW 145th Avenue

Miramar, Florida 33027

Attn: Oscar Marina

Phone No. (954) 364-3514

Facsimile No.: (954) 364-6920

Re:	Credit Agreement (Second Lien) dated June 12, 2012 (the “Credit Agreement”) between Elizabeth Arden, Inc. (“Borrower”) and JPMorgan Chase Bank, N.A. (the “Lender”); Capitalized terms used herein but not defined herein shall have the meanings set forth for such terms in the Credit Agreement.

Ladies and Gentlemen:

Borrower has requested that the Lender extend the date by which Borrower has to request the advance of the Loan to July 2, 2012. Borrower and the Lender agree that each reference to “July 1, 2012” in Section 2.01 of the Credit Agreement and in the last sentence of Section 3.01 of the Credit Agreement is amended to read “July 2, 2012”.

To induce the Lender to agree to the terms of this letter (“Amendment Letter”), Borrower agrees that:

1.	Except as expressly set forth herein, this Amendment Letter shall not be deemed to be an amendment or waiver of the terms and provisions of any of the Loan Documents nor a waiver of any Default.

2.	The Credit Agreement and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

3.	All of Borrower’s obligations and liabilities under the Loan Documents are hereby ratified and confirmed.

THIS AMENDMENT LETTER EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS WHETHER WRITTEN OR ORAL RELATING TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.

This Amendment Letter shall be governed by and construed in accordance with the laws of the State of New York (other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction). Without in any way limiting the preceding choice of law, the parties elect to be governed by New York law in accordance with, and are relying (at least in part) on, Section 5–140 1 of the General Obligations Law of the State of New York. This Amendment Letter may be executed in one or more counterparts and on telecopied or other electronically reproduced counterparts each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment Letter by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Amendment Letter.

AMENDMENT LETTER, Page 16

Sincerely,

JPMORGAN CHASE BANK, N.A., as the Lender

By:	/s/ Christy West
Christy West, Authorized Officer

Accepted and agreed to as of the date first written above

ELIZABETH ARDEN, INC., as Borrower

By:	/s/ Marcey Becker
Marcey Becker, Senior Vice President,
Finance and Corporate Development

AMENDMENT LETTER, Page 17